Exhibit 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter “Agreement”) is made and entered into by and between Jim Skinner (“Skinner”) and NuVasive, Inc. (“NuVasive”), and inures to the benefit of each of NuVasive’s current, former and future parents, subsidiaries, related entities, employee benefit plans, fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.
RECITALS
     A. Skinner has been, since January 2004, an employee of NuVasive, most recently as its Vice President of Strategic Sales Development;
     B. Skinner has agreed to tender his resignation to NuVasive, effective on August 15, 2006 (referred to herein as the “Separation Date”), and NuVasive has agreed to accept Skinner’s resignation upon its tender, subject to the terms and conditions set forth herein;
     C. Skinner and NuVasive wish to provide for the terms upon which Skinner will cease employment with NuVasive and to permanently resolve any potential disputes arising out of Skinner’s employment with NuVasive or the cessation of that employment.
     NOW, THEREFORE, for and in consideration of the execution of this Agreement and the covenants contained below, NuVasive and Skinner agree as follows:
     1. Incorporation of Recitals. The Recitals and identification of the parties to, and beneficiaries of, this Agreement are incorporated by reference as though fully set forth herein.
     2. No Admission of Liability. The parties agree that this Agreement, and performance of the acts it requires, does not constitute any admission of liability.
     3. Severance Payment. NuVasive agrees to make severance payments to Skinner through the remainder of 2006. Such payments shall be equal to Skinner’s current base salary and shall coincide with NuVasive’s regular payroll practices. Such severance payments are in lieu of any and all other severance obligations NuVasive may have to Skinner.
     4. Wages and Vacation Time Paid. Skinner acknowledges that NuVasive has paid him for all accrued and unused vacation time as well as all salary, reimbursements or other payments due through the Separation Date.
     5. Vesting of Stock Options. As further consideration for the Releases granted herein, NuVasive agrees that the vesting of all stock options held by Skinner that would have occurred through December 31, 2006 (the “Acceleration Date”), shall be accelerated to the Separation Date. Skinner understands and agrees that (other than with respect to the acceleration of vesting described in the previous sentence), the vesting of all stock options granted to Skinner will cease as of the Separation Date, and that he will have only 3 months following such date to exercise any vested options.

     6. Skinner’s General Release. Skinner for himself, his spouse, heirs, executors, administrators, assigns and successors, fully and forever releases and discharges NuVasive and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and its and their fiduciaries, predecessors, successors, affiliates, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action identified in Section 7 and arising out of or relating to Skinner’s employment with NuVasive or the cessation of that employment.
     7. Knowing Waiver of Employment-Related Claims. Skinner understands and agrees that, with the exception of potential claims identified in the last sentence of this Section, he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the Illinois Human Rights Act, the Illinois Equal Pay Act, the Equal Pay Act of 1963, and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by the release and waiver provisions of this Agreement are claims (i) for unemployment insurance benefits, and (ii) under the Illinois Workers’ Compensation Law.
     8. Waiver of Unknown Claims. It is Skinner’s intention in executing this Agreement that it effectively and completely bar every claim and cause of action identified above. To that end, Skinner expressly waives any and all rights and benefits conferred upon him by any state statute similar in content to Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Skinner expressly agrees and understands that the Release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against NuVasive or any of the other Releasees.
     9. Severability of Release Provisions. Skinner agrees that if any provision of the Releases given by him under this Agreement, is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

     10. Promise to Refrain from Suit or Administrative Action. Skinner promises and agrees that he will never sue NuVasive or any of the other Releasees, or otherwise institute or participate in any legal proceedings against NuVasive or any of the other Releasees, with respect to any claim covered by the release provisions of this Agreement, including but not limited to claims arising out of Skinner’s employment with NuVasive or the termination of that employment, unless compelled by legal process to do so. Skinner also represents and warrants that he does not believe he has the basis to file, nor does he intend to file, any charge or claim with an administrative agency, including the Equal Employment Opportunity Commission.
     11. Promise to Refrain from Assisting in Suit or Administrative Action. Skinner promises and agrees that he shall not advocate or incite the institution of, or assist or participate in, any suit, complaint, charge or administrative proceeding by any other person against NuVasive or any of the other Releasees, unless compelled by legal process to do so.
     12. Confidentiality of Agreement. Skinner promises and agrees that, until NuVasive discloses this Agreement to regulators, unless compelled by legal process he will not disclose to others and will keep confidential both the fact and the terms of this Agreement, except that he may disclose this information to his spouse and to his attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which Skinner has consulted such professional advisors.
     13. Promise to Maintain Confidentiality of NuVasive’s Confidential Information. Skinner acknowledges that due to the position he has occupied and the responsibilities he has had at NuVasive, he has received confidential information concerning NuVasive’s technology, products, procedures, customers, sales, prices, contracts, and the like. Skinner hereby promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential all information he has received while employed by NuVasive concerning its technology, products and procedures, the identities of its customers, sales, prices, the terms of any of its contracts with third parties, etc. Skinner agrees that a violation by him of the foregoing obligation will constitute a material breach of this Agreement for which NuVasive may seek equitable relief without the need to post a bond therefor.
     14. Covenant Not to Compete and Not to Solicit. Skinner agrees that, from the date hereof through the Acceleration Date, he will not, without the prior written consent of the Company, (i) serve as a partner, employee, advisor, consultant, officer, director, manager, agent, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate himself with, any business in competition with or otherwise similar to NuVasive’s business. The foregoing covenant shall cover Skinner’s activities in every part of the world within which he conducted business during the term of his employment with NuVasive.
Skinner also agrees that for a period of one (1) year following the Separation Date, he will not, either directly or through others, (i) solicit or attempt to solicit, or hire or attempt to hire, any person (including any entity) who is an employee, consultant or independent contractor of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity; or (ii)

divert or take away, or attempt to divert or take away, or solicit or attempt to solicit, any existing or potential customer of NuVasive, which customer shall include any party receiving services from NuVasive, with the purpose of obtaining such person or entity as a customer for a business or entity competitive with NuVasive, or causing such customer to alter in any manner its relationship with NuVasive. The restrictions contained in (ii) shall apply to all such customers or parties through the Acceleration Date and shall apply only to the customers listed on Exhibit A from the Acceleration Date through one (1) year following the Separation Date.
A breach by Skinner of this Section 14 will entitle NuVasive to immediately recover all stock options (or shares acquired upon exercise) that were accelerated pursuant to Section 5 hereof. If any or all of such options have been exercised and sold, NuVasive shall be entitled to all gross profits earned by Skinner in such sales.
     15. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter hereof. This Agreement specifically supersedes the Additional Severance and Retention Benefit letter agreement between Nuvasive and Skinner dated January 20, 2004 (and the parties agree that such letter agreement is hereby terminated).
     16. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.
     17. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
     18. Representation by Counsel. The parties represent that they have had the opportunity to be represented in negotiations for, and the preparation of, this Agreement by counsel of their own choosing, and that they have entered into this Agreement based upon their own judgment and not in reliance upon any representations or promises made by the other party, other than those contained within this Agreement.
     19. Illinois Law. The parties agree that this Agreement and its terms shall be construed under Illinois law.
     20. Period to Consider Terms of Agreement. Skinner acknowledges that this Agreement was presented to him on July 22, 2006 and that he is entitled to have 21 days’ time in which to consider it. Skinner acknowledges that he has obtained advice and counsel from the legal representative of his choice and executes this Agreement having had sufficient time within which to consider it. Skinner represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, and waives any remaining consideration period.

     21. Revocation of Agreement. Skinner understands that if he executes this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Skinner understands that this Agreement will not become effective and enforceable unless the seven-day revocation period passes and Skinner does not revoke the Agreement in writing. Skinner understands that this Agreement may not be revoked after the seven-day revocation period has passed. Skinner understands that any revocation of this Agreement must be made in writing and delivered to NuVasive at 4545 Towne Centre Court, San Diego, California 92121, within the seven-day period.

Dated: 7/31/06	/s/ JIM SKINNER
Jim Skinner

NUVASIVE, INC.
Dated: 8/4/06	By:	/s/ ALEXIS V. LUKIANOV
Alexis V. Lukianov